Exhibit 4.307

During the period from December 31, 2016 through April 1, 2017 we received a number of licenses for provision of data transmission services for voice transmission in the territory of Mordovia Republic, Saratov region, Mari-El Republic, Amur region, Altaisk territory, Buryatiya Republic, Kalmykia Republic, KarachayevoCherkesia Republic, Pskov region, Kamchatka region, Komi Republic, Murmansk region, Kostroma region, Altai Republic, Vologda region, Dagestan Republic, Orenburg region, Sakha Republic (Yakutia), Stavropol territory, Tyva Republic, Chechen Republic, Zabaykalsky Territory, Kirov region, Khakassiya Republic, KabardinoBalkar Republic, Ulyanovsk region, Adygeya Republic, Ingushetia Republic, Kaliningrad region, Karelia Republic, Penza region, Severnaya Osetia Alania Republic, Khabarovsk Territory, Chuvashia Republic, Magadan region, Chelyabinsk region, Kurgan region, Moscow and Moscow region substantially in the form attached hereto.

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No.                   dated

For Rendering

Data Transmission Services for Voice Transmission

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number

of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027700149124

Taxpayer Identification

Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until [DATE]

This license is granted by decision of the licensing body — Order dated [DATE]

Appendix being an integral part of this license is executed on      sheets.

Deputy Head	Signature O. A Ivanov.
Stamp
L.S.

Appendix to the license No.

License Requirements

1.                  Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [Primary State Registration Number] 1027700149124	INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.                  The licensee shall commence provision of telecommunications services under this license on or before [DATE].

3.                  The licensee shall provide data communication services for voice transmission under this license throughout the territory of [TERRITORY].

4.                  Under this license the licensee shall provide a subscriber and/or user* with:

a)                 [access to the licensee’s telecommunications network;

b)                 connections using the data communication network for voice transmission;

c)                  access to telecommunications services for voice transmission provided by other operators, whose data communication networks interoperate with the licensee’s telecommunications network.]

5.                  The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.                  When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s data communication network to the public telecommunications network, connection to the licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7. [SPECIAL TERMS OF LICENSE, IF ANY]

8.                  The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

9.                  The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

10.           The licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

11.           The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to data communication services for voice transmission, and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

Total numbered, bound and sealed

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

          Signature                                    I. Yu. Zavidnaya

Stamp

DATE